Exhibit B-1(h)

ENTERGY LOUISIANA, INC.
639 Loyola Avenue
New Orleans, Louisiana 70161

August 12, 2005

River Fuel Company # 2, Inc.
c/o The Bank of New York
101 Barclay Street, Floor 8 West
New York, New York 10286

The Bank of New York
One Wall Street
New York, New York 10286

Gentlemen:

Pursuant to the requirements of the Fuel Lease, dated as of January 31, 1989, between River Fuel Company # 2, Inc. ("Lessor") and Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company and hereinafter, "Lessee"), Lessee hereby acknowledges receipt of a copy of (i) the Credit Agreement, dated as of August 12, 2005, among Lessor, The Bank of New York and the various Lenders parties thereto, and (ii) the Depositary Agreement, dated as of August 12, 2005, between Lessor and JPMorgan Chase Bank N.A. and approved by The Bank of New York, and consents to your entry of said Credit Agreement and Depositary Agreement.

ENTERGY LOUISIANA, INC.

By: /s/ Frank Williford_____
Name: Frank Williford
Title: Assistant Treasurer